UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2019

Marin Software Incorporated

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35838	20-4647180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 27th Floor San Francisco, California 94105		94105
(Address of Principal Executive Offices)		(Zip Code)

(415) 399-2580

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MRIN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Compensatory Arrangement of Certain Officers.

Modification of 2019 Performance-Based Cash Compensation Plan for Certain Executive Officers

On February 12, 2019, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Marin Software Incorporated (the “Company”) approved a performance-based cash bonus plan for 2019 (the “2019 Bonus Plan”), pursuant to which the Compensation Committee set target cash bonus amounts for certain Company personnel, including the Company’s named executive officers. For all participants in the 2019 Bonus Plan, the Board established a sliding scale of payout percentages based on the Company’s revenue, which constitutes 75% of bonus weighting, and ending cash balance as of December 31, 2019, which constitutes 25% of bonus weighting. Payouts would range from 0% to 100%.

On June 17, 2019, the Board approved a modification to the 2019 Bonus Plan (the “Modified Plan”) that will apply to certain 2019 Bonus Plan participants, including Bradley Kinnish and Wister Walcott, but which modification excludes Christopher Lien, the Company’s Chief Executive Officer (such included personnel, the “Included Personnel”). To enhance employee retention, the Board approved the Modified Plan whereby the minimum payout percentage will be 75% of each Included Personnel’s target annual bonus amount, regardless of the Company’s revenue and ending cash balance as of December 31, 2019. Mr. Kinnish and Mr. Walcott each have a target cash bonus amount equal to 50% of their respective base salaries.

Mr. Lien’s eligibility for a cash bonus will continue to be determined in accordance with the 2019 Bonus Plan, in its unmodified form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Marin Software Incorporated

Date: June 17, 2019	By:	/s/ Bradley W. Kinnish
Bradley W. Kinnish
Chief Financial Officer